Exhibit 4.16 TERMINATION AGREEMENT THIS AGREEMENT is made on 15 December 2015 BETWEEN: (1) VTTI B.V. a company incorporated in the Netherlands with registered number 24404761 ("VTTI"); (2) ATT TANJUNG BIN SDN. BHD. (Company No.: 755986-P), a company incorporated in Malaysia under the Companies Act 1965 of Malaysia ("ATT"); (3) COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL acting as Agent under the Senior Facility Agreement (as defined below) (the "Agent"). IT IS AGREED as follows: 1. DEFINITIONS AND INTERPRETATION 1.1 In this Agreement: "Existing Subordination Agreement" means the subordination agreement dated 27 June 2014 between VTTI, ATT and the Agent; "Party" means a party to this Agreement; "Senior Facility Agreement" means the revolving facility agreement dated 26 June 2014 as amended from time to time and made between, amongst others, VTTI MLP B.V.as the borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Labuan Branch, BNP Paribas, Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A., trading as Rabobank International, The Hongkong and Shanghai Banking Corporation Limited, ING Bank N.V., Oversea Chinese Banking Corporation, London Branch, Société Générale and Sumitomo Mitsui Banking Corporation as arrangers, the Agent and certain financial institutions as lenders; and "Subordination Deed Poll" means the subordination deed poll to be executed by VTTI substantially in the form annexed to the consent request letter dated on or about 25 November 2015 issued to the Agent. 2. TERMINATION With effect from the date of delivery of the Subordination Deed Poll, each Party hereby agrees and acknowledges that the Existing Subordination Agreement is terminated and shall cease to have further effect. 3. MISCELLANEOUS 3.1 This Agreement may be executed in any number of counterparts and all such counterparts when executed and taken together shall constitute one and the same Agreement. 3.2 This Agreement and all non-contractual obligations arising from or connected with it are governed by English law. 3.3 All the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and any disputes relating to non-contractual obligations arising from or in connection with their Agreement.

IN WITNESS whereof this Agreement has been duly executed by the Parties on the day and year first above written.

VTTI VTTI B.V. /s/ Robert M.W.J.C. Nijst Name: Robert M.W.J.C. Nijst

ATT ATT TANJUNG BIN SDN. BHD. /s/ Robert M.W.J.C. Nijst Name: Robert M.W.J.C. Nijst

AGENT COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL /s/ S. Jurjens-Schoonhoven Name: S. Jurjens-Schoonhoven /s/ P. Meeth Name: P. Meeth